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                                                                      EXHIBIT 11
                   RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)

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


                                                                       QUARTER ENDED
                                                                ---------------------------
                                                                        SEPTEMBER 30
                                                                ---------------------------
                                                                   1995             1994
                                                                ----------       ----------
PRIMARY
 Weighted average common shares outstanding...................   7,721,142        7,717,869
 Class A convertible preferred stock..........................         ---           22,910
 Class B convertible preferred stock, Series C................         ---*       1,424,860
 Net effect of dilutive stock options and warrants--based on
  the treasury stock method using average market price........         ---*         315,409
                                                                ----------       ----------
   TOTAL COMMON AND DILUTIVE
   COMMON EQUIVALENT SHARES...................................   7,721,142        9,481,048
                                                                ==========       ==========

   Net Income (Loss) Available to Common Shareholders.........  $ (482,000)**    $  588,000
                                                                ==========       ==========

   NET INCOME (LOSS) PER SHARE................................      $(0.06)           $0.06
                                                                ==========       ==========

FULLY DILUTED
 Weighted average common shares outstanding...................   7,735,328        7,720,043
 Class A convertible preferred stock..........................         ---           22,910
 Class B convertible preferred stock, Series C................         ---*       1,424,860
 Net effect of dilutive stock options and warrants--based on the treasury stock method using the year-end market
  price, if higher than average market price..................         ---*         379,569
                                                                ----------       ----------
   TOTAL COMMON AND DILUTIVE
   COMMON EQUIVALENT SHARES...................................   7,735,328        9,547,382
                                                                ==========       ==========

   Net Income (Loss) Available to Common Shareholders.........  $ (482,000)**    $  588,000
                                                                ==========       ==========

   NET INCOME (LOSS) PER SHARE................................      $(0.06)            $0.06
                                                                    ======             =====

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*  Common stock equivalents not considered given loss reported for the period.

** Net loss reported for the period increased by dividends related to the Class B convertible preferred stock, Series C, totalling $91,000.